Exhibit 11
Statements Re: Computation Of Per Share Earnings

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions except per share data)	2007	2006	2007	2006

Numerator:
Net income—basic and diluted	$124	$115	$669	$800

Denominator:
Weighted-average common shares outstanding	171,068,956	173,224,254	171,804,376	173,555,925
Effect of stock options and nonvested shares	1,330,583	2,035,809	1,618,823	1,986,691

Adjusted weighted-average shares	172,399,539	175,260,063	173,423,199	175,542,616

Earnings per share:
Basic	$0.72	$0.67	$3.89	$4.61
Diluted	0.72	0.66	3.86	4.56
Anti-Dilutive Securities
Certain option shares were not included in the computation of diluted earnings per share, since inclusion of these option shares would have anti-dilutive effects.

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Number of anti-dilutive option shares	2,502,959	1,343,850	1,874,979	2,777,770
Exercise price range of anti-dilutive option shares	$41.62 - 45.26	$45.26	$44.79 - 45.26	$41.62 - 45.26

Cincinnati Financial Corporation
Form 10-Q for the quarterly period ended September 30, 2007